PLEDGE AGREEMENT

This Pledge Agreement is entered into as of October 28, 2005, by Valhi Holding Company (“VHC”) for the benefit of U.S. Bank National Association (“U.S. Bank”).

RECITALS

A.           U.S. Bank provides a revolving credit facility to Contran Corporation (“Contran”) pursuant to a Loan Agreement dated as of September 3, 1998 (as such agreement has been amended from time to time). That loan agreement, as previously or hereafter modified or amended, is referred to in this Pledge Agreement as the “Loan Agreement.”

B.           Capitalized terms used in this Pledge Agreement have the meanings assigned to those terms in the Loan Agreement, unless otherwise specified herein.

C.           One of the conditions precedent to U.S. Bank’s agreement to continue to make Advances to Contran is that VHC execute this Pledge Agreement and deliver to U.S. Bank the certificates representing the Pledged Securities (as that term is defined below) and stock powers executed in blank.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which hereby are acknowledged, U.S. Bank and VHC agree as follows:

AGREEMENT

1.           Pledge. VHC hereby pledges, assigns, transfers, and grants a security interest to U.S. Bank, for the benefit of U.S. Bank, in and to all of the following investment securities (including any certificates, voting rights, owner prerogatives, dividends, redemptions, and other cash and non-cash distributions, and other entitlements related thereto):

7,000,000 shares of stock of Valhi, Inc., a Delaware corporation (currently evidenced by certificate nos. AT11870, AT11872, AT11873, AT11874, AT11875, AT11876, and AT11877), and all profits, products and other proceeds thereof (the “Pledged Securities”).

The security interest granted hereby secures payment and performance of the Obligations. Without limiting the generality of the foregoing, the Loan Agreement requires the pledge of additional investment securities in certain circumstances. When pledged, such additional investment securities immediately will become part of the Pledged Securities and, therefore, be subject to the terms and conditions of this Pledge Agreement.

2.           Representations and Warranties. VHC represents and warrants to U.S. Bank that:

(a)           VHC is and will be the sole legal and beneficial owner and holder of the Pledged Securities;

(b)            Neither the execution nor the performance of this Pledge Agreement violates any law, regulation, rule, or order applicable to VHC, or any agreement, instrument, or indenture to which VHC is a party, or by which VHC’s property is bound; and

(c)            The Pledged Securities arc not subject to any security interest, lien, or adverse claim other than the security interest granted to U.S. Bank in this Pledge Agreement.

3.           Perfection. VHC promptly will deliver the certificates representing the Pledged Securities to U.S. Bank and promptly will issue any additional documents, such as stock powers, and to take any additional action, such as notification to intermediaries, that U.S. Bank reasonably believes are necessary or appropriate to perfect the security interest created by this Pledge Agreement.

4.          Voting; Cash Proceeds. VHC will have the right before an Event of Default to:

(a)           Exercise all voting rights attendant to the Pledged Securities; and

(b)           Receive and use all distributions (which includes any and all dividends) made on account of the Pledged Securities without accounting to U.S. Bank for such distributions. Notwithstanding the foregoing, VHC will not, as the owner of the Pledged Securities, vote for or consent to any merger, share exchange, transfer (sale, lease, exchange, mortgage, pledge, dedication, or other disposition) of assets outside of the ordinary course of business or other business combination involving the issuer of the Pledged Securities or the dissolution of the issuer of the Pledged Securities, without the prior written consent of U.S. Bank, which will not be unreasonably withheld or delayed.

Following an Event of Default, U.S. Bank will have the exclusive right to vote and to receive, demand, sue for and use all distributions, proceeds, or other payments on account of the Pledged Securities. In the event VHC receives any distribution or payment in respect of or relation to the Pledged Securities after an Event of Default, such person will hold such distribution or payment as agent for U.S. Bank in the form received and will comply with the orders of U.S. Bank with respect thereto.

5.           Custodial Matters. U.S. Bank’s only duty under this Pledge Agreement is to use reasonable care in the custody and preservation of the certificates with respect to the Pledged Securities.

6.           Default. VHC will be in default under this Pledge Agreement if:

(a)           An Event of Default occurs under the Loan Agreement;

(b)           Any representation or warranty made by VHC in this Pledge Agreement is false or misleading in any material respect; or

(c)           VHC breaches any promise or agreement made in this Pledge Agreement.

7.           Remedies. TIME IS OF THE ESSENCE.  Following an Event of Default, U.S. Bank will have the right to dispose of the Pledged Securities in one or more transactions in accordance with applicable federal and state securities laws and the Uniform Commercial Code. These rights are cumulative with the rights of U.S. Bank at law and under the other agreements that U.S. Bank has with VHC and Contran. If U.S. Bank is unable to dispose of the Pledged Securities by public sale because of limitations imposed by federal or state securities laws (or is unwilling to invest the time and money necessary to register the Pledged Securities or obtain an exemption from registration requirements), and U.S. Bank desires to dispose of the Pledged Securities by private sale(s), then U.S. Bank will give VHC and the issuer of the Pledged Securities at least 10 days’ prior written notice of U.S. Bank’s intention to conduct a private sale and may at any time thereafter conduct a private sale or sales of all or portions of the Pledged Securities without further notice to VHC.

8.          Costs and Expenses.

(a)           VHC promises and agrees to reimburse U.S. Bank for all advances made by U.S. Bank to protect and preserve the Pledged Securities and for all reasonable costs and expenses incurred by U.S. Bank (including attorney and brokerage fees) in exercising its rights and remedies against the Pledged Securities, and to pay interest on such amounts at the Default Rate from the date reimbursement is demanded until the amount is paid in immediately available funds.

(b)           The prevailing party in the trial or appeal of any civil action or insolvency proceeding to collect on or construe this Pledge Agreement will be entitled to the award of a reasonable attorney fee in addition to its costs and disbursements. If U.S. Bank uses an attorney to assist in enforcement of this Pledge Agreement, VHC will reimburse U.S. Bank on demand for that expense even if no action or proceeding is commenced.

9.           Jurisdiction. VHC irrevocably submits to the jurisdiction of any state or federal court sitting in Portland, Oregon, in any action or proceeding relating to this Pledge Agreement and waives any and all claims that such forum is inconvenient or that there is a more convenient forum located elsewhere.

10.          Waiver of Jury Trial. VHC hereby waives trial by jury in any controversy (claim, defense, offset, counterclaim, or third-party claim whether asserted in tort or contract) arising out of or in any way related to construction, performance, and/or enforcement of this Pledge Agreement.

11.           Miscellaneous.

(a)           This Pledge Agreement will bind the successors and assigns of VHC and will inure to the benefit of the participants, successors, and assigns of U.S. Bank.

(b)             The laws of the state of Oregon will govern construction and enforcement of this Pledge Agreement, without giving effect to principles of conflicts of laws.

(c)            No provision of this Pledge Agreement can or will be waived or modified by conduct or oral agreement either before or after this Pledge Agreement is executed.

U.S. BANK NATIONAL ASSOCIATION By: /s/Jane T. Thede Jane T. Thede Vice President	VALHI HOLDING COMPANY By: /s/ Eugene K. Anderson Eugene K. Anderson Vice President and Assistant Treasurer